Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of July 29, 2014 (this “First Amendment”), by and between First Citizens Bancorporation, Inc., a South Carolina corporation (“South”), and First Citizens BancShares, Inc., a Delaware corporation (“North”). North and South are collectively referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into an Agreement and Plan of Merger dated as of June 10, 2014 (the “Merger Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement;

WHEREAS, the Parties now desire to amend the Merger Agreement in accordance with Section 8.3 of the Merger Agreement and in accordance with the terms of this First Amendment.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Merger Agreement. The Merger Agreement shall be, and it hereby is, amended as follows:

(a) Section 1.11 is hereby amended to delete the first sentence thereof in its entirety and replace it with the following:

“On the Closing Date and immediately following the Merger or at such other time after the Closing Date as determined by North, First Citizens Bank and Trust Company, Inc., a South Carolina state-chartered bank and a wholly-owned Subsidiary of South (“South Bank”), will merge (the “Bank Merger”) with and into First-Citizens Bank & Trust Company, a North Carolina state-chartered bank and a wholly-owned Subsidiary of North (“North Bank”).”

(b) Section 6.15 is hereby amended to delete the first sentence thereof in its entirety and replace it with the following:

“Prior to the record date of the South Meeting, South shall take all necessary action to effect the redemption of all of the outstanding shares of South Series A preferred stock, South Series B preferred stock, South Series C preferred stock, South Series E preferred stock, South Series F preferred stock and South Series G preferred stock (collectively, the “South Preferred Stock”) for an amount in cash equal to $50.00, $50.00, $100.00, $200.00, $50.00 and $50.00 per share, respectively, plus any dividends accrued but unpaid thereon.”

(c) Section 7.2(e) is hereby deleted in its entirety and replaced with the following:

“Federal Tax Opinion. North shall have received the (i) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of a date prior to the date the S-4 is declared effective under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

(d) A new Section 7.2(f) is hereby added to the Merger Agreement to read in its entirety as follows:

“Resignations of Certain Directors and Executive Officers. North shall have received resignations from such directors and executive officers of South and South Bank as requested by North.”

(e) Section 7.3(e) is hereby deleted in its entirety and replaced with the following:

“Federal Tax Opinion. South shall have received the (i) opinion of Haynsworth Sinkler Boyd, P.A., dated as of a date prior to the date the S-4 is declared effective under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the (ii) opinion of Haynsworth Sinkler Boyd, P.A., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

2. Reference to and Effect on the Merger Agreement.

(a) From and after the effective date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Merger Agreement, and each reference in any agreement to be delivered in connection with the Closing under the Merger Agreement to the “Merger Agreement”, “Agreement”, “thereunder”, “thereof” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended hereby.

(b) Except as specifically amended above, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. The execution, interpretation and performance of this First Amendment shall be governed in the manner described in Section 9.9(a) of the Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

SOUTH:

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Jim B. Apple
Name:	Jim B. Apple
Title:	Chairman, President and CEO

NORTH:

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Edward L. Willingham, IV
Name:	Edward L. Willingham, IV
Title:	President